FOR IMMEDIATE RELEASE

For:  MobileMedia

Media Contact:    Krista Grossman  310/207-4553
Investor Contact: Lynne Burns  201/969-4959 or 201/969-4999


                 MOBILEMEDIA TO SELL 163 TRANSMISSION TOWERS
                          --------------------------
               MobileMedia Signs Agreement with Pinnacle Towers
                         for Sale/Leaseback Arrangement
           ---------------------------------------------------------

FORT LEE, New Jersey, July 8, 1998 - MobileMedia Corporation announced today that it has entered into a definitive agreement with Pinnacle Towers Inc. for the sale and leaseback of 163 transmission towers.

Pinnacle has agreed to purchase the towers for $170 million in cash. MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on the towers through a leaseback arrangement for an initial lease period of 15 years at an aggregate annual rental of $10.7 million. MobileMedia currently maintains approximately 700 transmitters on the towers for its own paging transmissions, and leases out additional space on the towers.

MobileMedia said it is selling the towers, located at approximately 140 sites across the U.S., in order to take advantage of the strong demand for towers that exists currently in the marketplace and because it wishes to focus on its primary paging business.

"We are very pleased to enter into this transaction which will allow us to achieve significant proceeds through the sale of a non-core asset," said Joseph
A. Bondi, Chairman - Restructuring of MobileMedia. "We believe this transaction will facilitate our attempts to reach a consensual Plan of Reorganization with our creditors and the completion of our Chapter 11 proceeding."

The closing of the transaction requires bankruptcy court approval, which MobileMedia will seek, and is subject to other customary legal and regulatory conditions.

In addition to the 163 towers to be sold to Pinnacle, MobileMedia leases space on more than 4,000 transmission towers nationwide for its paging transmission systems.

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MobileMedia Tower Sale/Page 2




MobileMedia is one of the largest providers of paging and personal communications services in the United States. MobileMedia offers local, regional and nationwide coverage in all 50 states, reaching markets of over 95% of the U.S. population, and in the Caribbean. The Company operates two one-way nationwide FLEX networks and recently announced its plans to commence construction on two nationwide narrowband PCS networks for which it owns licenses. MobileMedia Communications, Inc., doing business as MobileComm*, is a wholly-owned subsidiary of MobileMedia Corporation. MobileComm can be found on the World Wide Web at http://www.mobilecomm.com.

*Not associated with MobilComm, Inc. of Cincinnati, Ohio.

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